CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Statements of Additional Information constituting part of this Post-Effective Amendment
No. 27 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated October 11, 1996, relating to the financial statements and financial highlights appearing in the August 31, 1996 Annual Reports to Shareholders of Colonial Newport Japan Fund and Colonial Newport Tiger Cub Fund, each a series of Colonial Trust II, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "The Fund's Financial History" in the Prospectuses, which constitute part of this Registration Statement, and under the heading "Independent Accountants" in the Statements of Additional Information."


PRICE WATERHOUSE LLP
Boston, Massachusetts
November 18, 1996